6-May-2025
LCI Industries (LCII)
Q1 2025 Earnings Call

CORPORATE PARTICIPANTS

Lillian D. Etzkorn – Chief Financial Officer & Executive Vice President, LCI Industries
Jason Douglas Lippert – President, Chief Executive Officer & Director, LCI Industries
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OTHER PARTICIPANTS

Daniel Moore – Analyst, CJS Securities, Inc.
Joseph Altobello – Analyst, Raymond James & Associates, Inc.
Michael Swartz – Analyst, Truist Securities, Inc.
Scott L. Stember – Analyst, ROTH Capital Partner LLC
Bret Jordan – Analyst, Jefferies LLC
Craig Kennison – Analyst, Robert W. Baird & Co., Inc.
Tristan M. Thomas-Martin – Analyst, BMO Capital Markets Corp.

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MANAGEMENT DISCUSSION SECTION

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Lillian D. Etzkorn
Chief Financial Officer & Executive Vice President, LCI Industries

Good morning, everyone, and welcome to the LCI Industries first quarter 2025 conference call. I am joined on the call today with Jason Lippert, President and CEO along with Kip Emenhiser, VP of Finance and Treasurer. We will discuss the results for the quarter in just a moment. But first, I would like to inform you that certain statements made in today’s conference call regarding LCI Industries and its operations may be considered forward-looking statements under the Securities laws and involve a number of risks and uncertainties.

As a result, the company cautions you that there are a number of factors, many of which are beyond the company’s control, which could cause actual results and events to differ materially from those described in the forward-looking statements. These factors are discussed in our earnings release and in our Form 10-K and in other filings with the SEC. The company disclaims any obligation or undertaking to update forward-looking statements to reflect circumstances or events that occur after the date of the forward-looking statements are made except as required by law.

With that, I would like to turn the call over to Jason.

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Jason Douglas Lippert
President, Chief Executive Officer & Director, LCI Industries

Thanks, Lillian, and good morning, everyone. I’d like to welcome you all to LCI Industries first quarter 2025 earnings call. We started the year strong, delivering over $1 billion in sales during the quarter, up 8% year-over-year, our highest quarterly growth since June of 2022. These strong results are due in part to the resilience of our strong leadership teams, diverse markets and products, and the power of the competitive moat we’ve built over the years. We plan to continue to leverage our deep presence across these markets with our customer-first mentality and relentless focus on growth and innovation to drive our performance and remain on track to deliver $5 billion revenue in 2027.

Our disciplined manufacturing execution also helped enable us to increase operating margin by nearly 200 basis points this past quarter. Our scalable production supported dealer inventory rebuilding, along with aggressive cost actions, drove structural improvement as the wholesale environment expanded almost 14% over last year’s first quarter. We continue to consolidate facilities having taken decisive action in our Rialto, California and Chesney, Michigan facilities, which combined will drive a 230,000 square foot reduction to our footprint.

Additionally, we executed on supply chain efficiencies, lower indirect spend, and reduced salary labor, as we made strong operational headway toward our 85 basis point overhead and G&A reduction target for calendar year 2025. We also resumed our time-tested M&A strategy with the acquisitions of Freedman Seating and Trans/Air, which have helped strengthen our position in the bus market, which we have found to be largely insulated from general economic and consumer demand cycles.

We completed these acquisitions while strengthening our financial positioning with a series of financing activities that help de-risk our balance sheet, all while continuing to return meaningful cash to our shareholders. I’ll now move on to our results by business. RV OEM net sales totaled $531 million for the first quarter, up 15% versus the prior year. This increase was largely due to the double-digit rise in North American RV wholesale shipments as retail dealers restocked inventories to the 2025 selling season.

Secular trends supporting the outdoor lifestyle remain firmly in place, which help create a firm foundation for our future growth. According to KOA’s 2025 Camping & Outdoor Hospitality Report, more than 11 million new households have entered the camping market since 2019. The appeal of outdoor recreation continues to grow, with consumers increasingly prioritizing experiences like camping, RVing and outdoor travel. Additionally, the survey reported that 72 million Americans plan to take an RV trip this year.

Also in the quarter, we continue to focus on growing market share across our top five product categories: appliances, axles and suspension, chassis, furniture and windows. Appliances have been the biggest quarterly category winner with combined OEM and aftermarket sales growing 42% over 2023’s first quarter. More recent innovations like the Chill Cube AC, Anti-lock Braking Systems, 4K Window Series, and TCS suspension, led to some of our most impactful market share gains as the recognized advantages continue to drive adoption by our OEM customers.

We believe these innovations, combined with our strong OEM relationships, continued focus on customer service and quality, geographically strategic footprint, scale-based purchasing leverage, and low-cost production, make our offering the clear choice for partners evaluating competing products. These share gains were evident as our organic content for travel trailer and fifth-wheel content rose 3% year-over-year. This marks another quarter of content expansion as we continue to achieve growth, despite an ongoing shift towards smaller, single axle trailers supporting our belief that we have products that consumers want and need at all price points.

Looking ahead, we’re confident we can capture additional content opportunities. We continue to anticipate that organic content growth should be 3% to 5% annually. April sales increased 3% year-over-year as wholesale shipments and product mix normalize. And we now project 320,000 to 350,000 wholesale shipments in 2025 as a result of tariff uncertainties.

Turning to the aftermarket, net sales were $222 million for the first quarter, up 6% year-over-year, driven by higher volumes in the RV and marine aftermarkets, as well as market share gains in the automotive aftermarket.

We’ve worked hard the last several years to diversify this segment and the dynamics this quarter continue to reflect resilience of our aftermarket products. The CURT and Ranch Hand acquisitions continue to build momentum and were important contributors to the performance this quarter. Our CURT family of products, including hitches, towing solutions, and truck accessories, delivered 4% growth year-over-year in Q1.

We also saw strong performance from Furrion suite of appliances, particularly on air conditioning, where our innovative Chill Cube continues to gain share as one of the quietest and most powerful AC units available for recreational vehicles. And as we continue to drive OEM content expansion in appliances, the growing replacement opportunities for appliances promises to unlock meaningful demand here in the near future. And we believe Furrion is well-positioned to benefit as more RVs come out of their warranty periods.

Our partnership with Camping World also remains a key growth driver for our aftermarket results. Product sales at Camping World stores grew over 60% sequentially in the first quarter, building on the 57% growth achieved last year. We continue to work closely with the Camping World team to bring more of our products in other stores and online platforms. We plan to upfit approximately 50 additional locations this year on top of the 14 completed in 2024, further strengthening our retail presence with the largest RV dealer in the world.

We’re also investing heavily in the long-term growth of our aftermarket by building on our service and training functions. Our dealer tech training programs are helping us ensure that our products are supported correctly after the sale to retail, which should strengthen our pull through with dealer service centers. Last year alone, our service ecosystem had 1.6 million views of Lippert branded tech support seminars, 55,000 individual completions of technical training classes and over 2.1 million visits to our Lippert branded technical service pages.

We’re proud of this momentum as customer service and experience remains a key strategic pillar for us. We believe and dealers are affirming, that our company is doing more in the way of our customer and dealer support than anyone else in the industry. Turning to adjacent industry, sales decreased 2% to $293 million for the first quarter versus the prior year, driven primarily by continued softness in marine as dealers remain focused on inventory rebalancing.

We expect marine dealers to be back to more of a normal ordering cycle sometime in the back half of the year. Utility trailers content continues to be a bright spot and we expect that to continue. With approximately 600,000 utility and cargo trailers built annually, we view this as a meaningful opportunity for long-term content growth. We continue to leverage our axle manufacturing expertise to serve leading brands like PJ Trailers, Diamond C, Novae, and Big Tex Trailers and our strategy is to continue to introduce advanced suspension system enhancements such as antilock braking systems, touring coil spring suspension, and tire pressure management systems to elevate trailer safety and performance.

Our axle expertise remains a key driver of our success in this market, as axles and suspension components are the largest single content item on these products. In building products, we continue to grow our residential window business, which increased 26% in the quarter, as more distributors and builders recognize the quality and consistency of our new entry-level vinyl windows. In transportation, our windows and glass products are increasingly contributing to the content growth across on highway and off highway vehicles, school buses and transit buses.

In buses alone, approximately 70,000 units are produced annually. And as we mentioned earlier, buses are proving to be much less susceptible to consumer demand and macroeconomic issues. Mass transit is growing and states should continue to need new and replacement vehicles for their municipalities. As noted previously, we are happy to announce that we have resumed our time-tested M&A strategy during the quarter by going deeper into the bus end markets, acquiring Freedman Seating and Trans/Air.

Freedman Seating, which is a 100-year-old business with a great name in the market, manufacturers a variety of seats and seating-related products for many different bus types. While Trans/Air manufactures a full line of climate control systems for school, transit, and commercial buses. We believe these companies together further our exposure and deepen our importance, presence, and content in the bus markets.

Turning to our financial discipline, we continue to operate with financial prudence and situational awareness, which has helped us navigate and gain share in a challenging economic backdrop. As I stated earlier, our 85 basis point cost reduction goal for 2025 focused on overhead and G&A remains within reach. These are structural improvements and we continue to take deliberate action to tighten indirect costs through targeted facility consolidations, new sourcing strategies, and ongoing improvements in product quality, which should drive warranty costs down.

Regarding capital allocation, our balance sheet remains strong, bolstered by our proactive refinancing activity during the quarter that significantly de-risked our near-term position in a challenging credit market. We successfully refinanced our 2026 convertible notes, repurchased shares, and issued new 2030 notes while taking steps that reduce risk, limit dilution, and preserve flexibility. Cash performance was also strong as we generated $43 million of operating cash flow in the quarter, up significantly from the prior year, which was a cash use of $8 million.

We effectively improved our working capital discipline while delivering enhanced earnings. These results continue to position us well, providing us with the financial capacity to continue investing in innovation and growth, while remaining committed to returning capital to our shareholders. In addition, during the quarter, we continued to deliver a strong dividend with over a 5% yield and executed $28.3 million of share repurchases.

Lastly, our net debt position at around 2 times EBITDA provides ample financial flexibility to be opportunistic and pursue more of our robust M&A pipeline. Regarding tariffs, we know this is top of mind for all of our stakeholders and is top of mind for us as well. Over the past several years, we’ve taken a fresh look at our global sourcing strategy to help further insulate the business with much more of a diverse supply chain.

In fiscal year 2024, approximately 35% of raw materials and components came from producers outside the United States, of which approximately two-thirds were from China. By the end of this year, we expect that number to be reduced to approximately one-third of our imported raw materials and components as we transition production into more strategically favorable regions. The most important point to note is that, we have navigated tariffs and other impactful challenges before and we have the experienced leadership team in place to do it again with a successful result.

In the meantime, we’re moving quickly, engaging in supplier negotiations and supplier repositioning to continue to diversify our supply chain and manage inventory timing while also leveraging some excess inventory, passthrough pricing mechanisms on key commodities where appropriate to our customers.

Moving to culture, although intangible, I believe it’s one of the most powerful drivers of our success. We remain fully committed to building a workplace grounded in strong values of servant leadership, because we believe that when people feel supported and inspired, they stay with the business, grow and perform better every year.

That’s why we continue to see lower turnover compared to industry averages, which helps create consistency and momentum in our manufacturing quality and output. We are continuing to demonstrate how business can be a force for good as we serve our communities through a wide range of volunteer efforts, building on the over 100,000 hours our team members give each year. Projects this quarter included park cleanups in South Dakota, hosting a community dinner in Alabama, and a blood drive in Juarez, Mexico, just to name a few.

These projects reinforce the idea that when people come together around a common purpose, the impact goes far beyond the bottom line. Just two weeks ago, 1,600 team members in northern Indiana got together over three evenings for our annual company packout event, structured to purchase and pack supplies for the Food Bank of Northern Indiana, which serves over 70 food pantries throughout six local counties.

Team members packed 108,000 food items into 5,400 boxes, which will be distributed to the food banks mobile food drop program, providing food assistance to those in need in our surrounding communities. As we look ahead in the second and third quarters, we remain cautiously confident with a realistic view of the road ahead as inflationary pressures and market volatility and elevated interest rates continue to weigh on the consumer. RV dealers are taking a cautious view of the ordering products, given the current tariff uncertainty.

We’re also closely monitoring tariff risk and the resulting broader uncertainty that may reshape overall buying patterns. As always, we’ll continue to align our cost structure, capital deployment, and production cadence with real-time market signals. We believe our ability to adapt quickly and execute with discipline has always been a great strength of ours, giving us confidence in our capability to deliver for our customers and shareholders no matter what the operating environment.

In closing, we believe this quarter reinforced everything we’ve been saying over the past couple of years of industry turbulence. We have a diversified and durable business, a culture rooted in servant leadership, operational discipline, and great execution by our experienced leadership teams, as well as strategic clarity and passion to win in both good and bad times. While the broader environment may remain volatile, our playbook hasn’t changed.

We’ve been through cycles like this before and we know what it takes to perform. We’re confident that our competitive moat continues to set us apart and is even more of a strength in tougher times. By utilizing the advantages that I’d mentioned, we believe that we are positioned well to continue to drive market share gains and growth across our business over the coming quarters. And as always, none of this will be possible without the incredible people and leaders behind it all.

Our team’s commitment, creativity, and heart continue to push Lippert forward. And I couldn’t be prouder of what we’re building together or more excited about where we’re headed.

I’ll now turn it over to Lillian, who’ll provide more detail on our financial results.

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Lillian D. Etzkorn
Chief Financial Officer & Executive Vice President, LCI Industries

Thank you, Jason. During the quarter, Lippert’s industry-leading innovations and strong competitive advantages drove strong net sales growth while our ability to scale operations effectively along with sustainable cost improvements continued to support margin expansion. Our consolidated net sales for the first quarter were $1 billion, an increase of 8% from the first quarter of 2024. OEM net sales for the first quarter of 2025 were $824 million, up 9% from the same period of 2024.

RV OEM net sales for the first quarter of 2025 were $531 million, up 15% compared to the prior year period, driven by an 18% increase in North American travel trailer and fifth-wheel wholesale shipments, as well as overall market share gains. These results were partially offset by an 11% decrease in motorhome wholesale shipments and a continued shift in unit mix towards lower content, single axle travel trailers. Single axle trailers do remain an atypical portion of production, but we expect this trend to normalize once consumer demand recovers.

Content per towable RV unit was $5,164, up 1% compared to the prior year period while content per motorized unit was up 3% to $3,750. Towable RV organic content grew 1% sequentially and 3% year-over-year, supported by the share gains we delivered in the top product categories we supply to RV OEM; appliances, axles and suspension, chassis, furniture and windows, as well as, the continued adoption of recent innovations like our ABS, TCS, and best-in-class appliances. This growth significantly offset the impacts from the continued shift to smaller single axle trailers.

Adjacent industries’ OEM net sales for the first quarter of 2025 were $293 million, down 2% year-over-year, primarily due to lower sales to North American marine and powersport OEM, partially offset by higher sales to utility trailer OEMs. Marine sales were down 15% due to the impact of inflation and still high interest rates on retail demand. And based on current visibility, we expect the softness to continue.

Aftermarket net sales for the first quarter of 2025 were $222 million, an increase of 6% compared to the same period in 2024, primarily driven by higher volumes within the RV and marine aftermarket and market share gains in the automotive aftermarket. Gross margins for the first quarter of 2025 were 24.1% compared to 23.1% for the prior year period. The cost of steel consumed in certain manufactured components decreased in the first quarter compared to the same period of 2024.

Additionally, lower inbound freight costs and the impact of material sourcing strategy was implemented to lower input costs also benefited gross margin. Consolidated operating profit during the first quarter was $81 million or 7.8%, a 180 basis point improvement over the prior year period. Operating margin expansion was supported by our ability to scale operations effectively and further cost improvement actions such as facility consolidations and overhead reductions, marking progress towards our 85 basis point stretch target.

The operating profit margin of the OEM segment increased to 7.5% in the first quarter of 2025, compared to 4.3% for the same period of 2024. This was primarily driven by the impact of fixed production overhead and SG&A cost spread over increased sales, decreases in material costs, and increases in production labor efficiencies, which were partially offset by decreases in selling prices. The aftermarket segment delivered 8.7% operating profit margin, down from 11.8% in the prior year period, which was negatively impacted by the mix and investments in capacity and distribution processes to support growth for the aftermarket segment.

GAAP net income in the first quarter was $49 million or $1.94 earnings per diluted share compared to a net earnings of $37 million or $1.44 earnings per diluted share in the prior year period. Adjusted net income in the first quarter of 2025 was $56 million or $2.19 per diluted share, excluding the loss on extinguishment of debt net of tax effect during the quarter. Adjusted EBITDA in the first quarter was $111 million, a 23% increase from the prior year period driven by higher earnings.

Non-cash depreciation and amortization was $29.5 million for the three months ended March 31, 2025 while non-cash stock-based compensation expense was $4.9 million for the same period. We continue to anticipate depreciation and amortization in the range of $115 million to $125 million during the full year 2025. At March 31, 2025, our company’s cash and cash equivalents balance was $231 million compared to $166 million at December 31, 2024.

For the three months ended March 31, 2025, cash provided by operating activities was $43 million, up $50 million from the first quarter of 2024. Investing cash flows included $9 million used for capital expenditures and $30 million used for the acquisition of Trans/Air.

During the quarter, we also strengthened our balance sheet with refinancings that pushed out near-term maturities and provided additional runway to execute our long-term strategy. These actions included successfully pricing a $460 million private placement of 3% convertible senior notes due 2030. The proceeds, net of fees and transaction costs, were used to repurchase $368 million of our 1.125% convertible notes due 2026 and approximately 300,000 shares of our common stock. We also entered into a hedge and warrant transaction to manage dilution and maintain flexibility. Following the convertible note issuance, we refinanced our credit agreement with a $600 million revolving credit facility and a new $400 million, seven-year term loan B.

We used a portion of the term loan proceeds to repay the outstanding balance of our previous term loan of $280 million. In addition to the $28 million share repurchase made in connection with the convertible note issuance, we returned an additional $29 million to shareholders through a quarterly dividend of $1.15 per share, further reflecting our ongoing commitment to return capital to shareholders. As of March 31, 2025, our net inventory balance was $717 million, down from $737 million at December 31, 2024.

At the end of the first quarter, we had outstanding net debt of $707 million, 1.9 times pro forma EBITDA, adjusted to include LTM EBITDA of acquired businesses and the impact of non-cash and other items as defined in our credit agreement. For the month of April, sales were up 3% versus April 2024, with other adjacent sales up 9%, primarily reflecting the benefit of the Trans/Air acquisition and RV sales were up 7%, offset by softness in international.

We are now anticipating an estimated full year wholesale shipments range of 320,000 to 350,000 units as consumer demand headwinds and overall economic uncertainty continue. As we think about Q2, we expect overall revenue to be about flat year-over-year. We also expect RV OEM sales to be up about 5% and we expect continued softness in marine and several of our other adjacent markets. We expect to maintain solid operating margins consistent with Q1 of 2025, despite the headwinds as we continue to focus on operating efficiency and through optimizing infrastructure.

Regarding potential tariffs, as Jason indicated, we have been focused over the past several years to look at our overall global sourcing strategy and diversify the supply chain. There are three key elements to mitigating our exposure to tariffs, diversifying the supply chain by transitioning sourcing into more strategically favorable regions, negotiating with our vendors to share the cost of the tariffs, and finally passing through pricing to customers for the tariff impact.

Looking to capital allocation for the full year 2025, capital expenditures are anticipated to be in the range of $50 million to $70 million as we continue to focus on investing into the business and innovation. We continue our aim to utilize our balance sheet to pursue strategic opportunities that help us capture profitable growth and deliver shareholder value while maintaining a long-term leverage target of 1.5 times to 2 times net debt to EBITDA and maintain our commitment to returning cash to shareholders.

And as Jason mentioned earlier, based on what we see today, we remain on track to organically achieve our $5 billion revenue target in 2027. In closing, our operational flexibility, strategic diversification, and effective cost management, along with a strong balance sheet, enables us to deliver sustainable and measurable shareholder value. That is the end of our prepared remarks.

Operator, we are ready to take questions. Thank you.
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QUESTION AND ANSWER SECTION

Operator: Thank you. [Operator Instructions] Our first question comes from Daniel Moore of CJS Securities. Daniel, your line is now open. Please go ahead.

<Q – Dan Moore – CJS Securities, Inc.>: Great. Good morning. Jason, Lillian, thank you for taking questions. I’d look to start and just maybe dig into the two most recent acquisitions, first Trans/Air. What’s your sort of pro forma annualized revenue in climate control systems and how do we think about the TAM and opportunity to increase penetration going forward in those markets? And kind of a similar question for Freedman Seating as it relates to the bus transit seating.

<A – Jason Lippert – LCI Industries>: You take the financial piece first.

<A – Lillian Etzkorn – LCI Industries>: Sure. So, good morning, Dan. So, for the both combined entities, it is how we characterize it. We’re looking at probably about $200 million of annualized revenue opportunity. Very, and, Jason will talk more about the acquisition themselves, but very strong businesses. Very pleased to have them as part of our portfolio on a go-forward basis. And they’ll be accretive to the results for the company as we move through these subsequent quarters.

<A – Jason Lippert – LCI Industries>: So, yeah, Dan on the businesses, both strong businesses. I think, you know what attracted us most to these were one geography their largest customers are right in our backyard here in Elkhart County. We obviously supply a lot of these bus manufacturers with window product already. So, both the climate control systems and the seating businesses that we acquired strengthen our bus portfolio. And feel like we said in our opening comments that, they’re a little bit immune to some of the consumer sentiment and confidence issues that might pop up here and there, because it’s mostly selling in to municipalities through a dealer network.

But Freedman, as we mentioned is a 100-year-old business, very, very strong leadership team. We’re going to just take both of these businesses and try to make one plus one equal 100. There’s significant material synergies and purchasing synergies there, significant manufacturing opportunities, and then some footprint optimization opportunities as well. So, we’ll be divulging all that in the quarters to come as we work through the integration.

<Q – Dan Moore – CJS Securities, Inc.>: Very helpful. Switching gears, just obviously, RV dealers are pulling back following a period of restock here and marine dealers remain cautious. What’s been kind of the measurable impact in real-time in terms of the tariffs on retail demand across both end markets that we’ve been able to glean or measure over the last say, four, six, eight weeks?

<A – Jason Lippert – LCI Industries>: Yeah. I don’t think much, Dan. I mean, if you look at the price of boats in RVs on dealer lots, there’s not been much movement yet. That’ll all change this summer with model year change pricing and some of the tariff impact that will and depending on what the amounts end up being – will translate to the retail prices this summer. But right now, if you go on a dealer lot, you’re likely going to see similar prices today on some of those products that you did two or three months ago. But, that’ll start changing, come model change in June and July.

<Q – Dan Moore – CJS Securities, Inc.>: Makes sense. And lastly, just confirming, Lillian, if I heard correctly for Q2, looking at kind of flattish revenue year-over-year and operating margins consistent with Q1, I assume on an adjusted basis. Am I hearing that correctly?

<A – Lillian Etzkorn – LCI Industries>: Q1 of 2025, correct. Correct, Dan.

<Q – Dan Moore – CJS Securities, Inc.>: Right. Sequentially, essentially flattish in terms of operating margins is what we’re looking at, at least at the moment.

<A – Lillian Etzkorn – LCI Industries>: Yeah. Yeah. Exactly

<Q – Dan Moore – CJS Securities, Inc.>: Okay. I’ll jump back with any follow-ups. Thank you.

<A – Jason Lippert – LCI Industries>: Thanks, Dan.

Operator: Our next question is from Joe Altobello of Raymond James. Joe, your line is now open. Please go ahead.

<Q – Joe Altobello – Raymond James & Associates, Inc.>: Thanks. Hey, guys. Good morning. Wanted to talk about tariffs a little bit. It looks like you’re estimating about 180 basis points, potential margin impact for this year. I guess, my first question there, is that effectively a half year number? So, is it safe to assume a full year impact would be north of 300 basis points?

<A – Lillian Etzkorn – LCI Industries>: Yeah. So, couple of things on that, Joe. So, the 180 basis points is potential tariffs. And just to be clear, assuming that we’re not able to mitigate any of those impacts, which is, as we discussed, we are very focused on mitigating it and are working towards that. Yes, it is a partial year. So, as we would look to 2026, if it were to continue in the same situation, it would be higher for 2026, because you have a full year impact. But again, we’re working to mitigate the impact back from that.

<A – Jason Lippert – LCI Industries>: And I would say on the – what we know on the 180 basis points, Joe, that, through the comments we made in opening remarks, how we’re mitigating, we’ve got most of that taken care of. So, it’s the impact that will come with higher tariffs that would be, what we have to work on next and what we’re continuing to work on. So, just know that 180 bps is, we feel we have pretty well taken care of with the mitigation efforts we’ve taken so far.

<Q – Joe Altobello – Raymond James & Associates, Inc.>: Got it. And just a follow-up on that. I mean, it sounds like pricing is going to be part of those mitigation efforts. I mean, any sense for what sort of price increases you guys are pushing through to offset that?

<A – Jason Lippert – LCI Industries>: Well, I think if you look at what some of the other disclosures have been so far from some of the RV, public RV businesses in that 3% to 9% range to the consumer is probably reasonable at this point in time. It just depends on the make and model and the content and the unit, things like that. So, one of the other things we’re doing with the OEMs in our end is making sure that, we’re working through some excess and obsolete inventory to help them maybe make some substitutions in the near-term that will help their cost structures, avoid some of the tariffs.

These OEMs will continue to maybe look at some de-contenting opportunities to mitigate that 3% to 9%, so who knows what will end up being. And June, July, once some of this model change pricing takes effect. But at the end of the day, there are several levers that the suppliers, the OEMs, and the dealers can pull, including just taking some, peeling back on some margin to the consumer to mitigate some of those price increases as well. Is that helpful?

<Q – Joe Altobello – Raymond James & Associates, Inc.>: Great. Yeah. Very much so. Thank you.

Operator: Our next question is from Mike Swartz of Truist. Mike, your line is now open. Please go ahead.

<Q – Mike Swartz – Truist Securities, Inc.>: Hey. Hey, guys. Good morning. Maybe just following up on tariffs.

<A – Jason Lippert – LCI Industries>: Good morning.

<Q – Mike Swartz – Truist Securities, Inc.>: A couple of questions there. Just, I think you’ve kind of handicapped the numbers around 20% Chinese tariffs, 10% rest of the world. Is there any way to think about what that would be given – or based on the rates that are currently out there today, meaning, the 145% in China? Any sense of what that would look like?

<A – Jason Lippert – LCI Industries>: Well, I think you could just extrapolate the number forward based on the 20% we’ve already given you. But I would say that, most businesses, including us, are sitting here saying, it’s not going to be 145%. It’s kind of, almost silly to think about what 145% would look like if you extrapolate that over a year. Because if that’s the case, most of us are just going to get out of China 100%. And we’re working towards that. And we’ve provided some visuals in our materials to be able to show you kind of how we’re moving either back to the US or rest of world on our supply chain diversification.

But, nobody’s expecting that 145%. And the President was out this week saying that it’s got to come down, because nobody would buy it from China if it stayed at 145%. So, I think, everybody is waiting patiently to see how that ends up. But, at the end of the day, I don’t think doing a model for 145% makes sense for a lot of different reasons. Is that helpful?

<Q – Mike Swartz – Truist Securities, Inc.>: Okay. Yeah. That’s great. And then, just the – I know part of mitigation strategy is just moving some stuff out of China, but the 180 basis points, I just want to understand is that based on the 2024 China exposure? Does that assume that you have the lower exposure for the full year in 2025 or kind of a partial year benefit of moving some stuff around? Just trying to understand the moving pieces there.

<A – Lillian Etzkorn – LCI Industries>: Yeah. So, with that, Mike, it’s kind of the ongoing rolling impact as we’re moving the product out of China. We showed the benchmark of where we expect to be by the end of this year, which is significantly lower than last year. We ended 2024 with about 24% of our imports from China and expect that to be down to 10% this year. And we’ll continue to reduce that as we move into 2026. So, as you’re stating, it’s a gradual exit from China. We’re mitigating it as we’re moving through the year, while also taking the mitigation actions to ensure that it’s not as impactful on overall profit performance for the company.

<A – Jason Lippert – LCI Industries>: Yeah. So, the 180 basis points gets reduced simply as we continue to make all these mitigation efforts, whether it’s pricing passthroughs , whether it’s moving product out of China or the rest of the world, all the other things we discussed.

<Q – Mike Swartz – Truist Securities, Inc.>: Okay. That’s helpful. Thanks, guys.

<A – Jason Lippert – LCI Industries>: Yeah. Thanks.

Operator: Our next question is from Scott Stember of ROTH Capital. Scott, your line is now open. Please go ahead.

<Q>: Hey, guys. Good morning. This is Jack on for Scott. I just kind of want to dive deeper into specifically how you’re diversifying your supply chain out of China. What sort of categories can you move out of China, which ones can’t be moved? I guess, another way to ask it is, like what sort of categories are impacted the most and which ones aren’t really impacted at all? Thank you.

<A – Jason Lippert – LCI Industries>: Yeah. No. Good question. So, if you look at the categories impacted the most, it’s appliances and furniture and axles and suspension products. So, you look at windows and chassis, which would be other two of our top five categories. Most of that’s in the US and not impacted, but those would be the three categories that are impacted. But really, there’s nothing we can’t move out.

I mean, when the tariffs started really rolling in 2017, we started initiatives to move product out of China and diversify our supply chain pretty significantly. 2020, we were forced to do the same thing, obviously, as the supply chain just got constricted. I mean, obviously we’re in a lot of different places now that we weren’t five, six years ago, including Malaysia, Turkey, India, Cambodia, Vietnam’s big.

So, we’ve diversified our supply chain significantly since 2020 and set up all these suppliers to duplicate production for some of the manufacturing we’ve got in China. And we’re just going to start moving more to those manufacturers that are already building – that we started building products five years ago. So, it’s not like we’re having to really set up a lot of new vendors. It’s moving more of our China product to existing vendors in the rest of the world. Does that help?

<Q>: Yes. That was great. Thank you. And just a follow-up. Are you seeing any pull forward effect from the OEMs to kind of stay ahead of tariffs or – and how much of a one half or first half benefit kind of would that have?

<A – Jason Lippert – LCI Industries>: Yeah. Yeah. So, I’m not hearing that. I’m sure a little bit of that’s happening. I mean, I’ve talked to several of the dealers. It doesn’t feel like – it would feel like if that decision is going to be made, it would be made by the dealers. And I don’t hear from a lot of dealers. That’s what they’re trying to do. It seems like they’re kind of spring loading up of inventories is pretty normal for the inventories that they have and it’s not overloading. So, I would say it’s not what I’m hearing right now.

<Q>: Awesome. Thank you.

<A – Jason Lippert – LCI Industries>: We feel the impact will probably be pretty minimal there.

Operator: Thank you. Our next question comes from Bret Jordan of Jefferies. Bret, your line is now open. Please go ahead.

<Q – Bret Jordan – Jefferies LLC>: Hey. Good morning, guys.

<A – Jason Lippert – LCI Industries>: Good morning.

<A – Lillian Etzkorn – LCI Industries>: Good morning.

<Q – Bret Jordan – Jefferies LLC>: Just on the last topic, I think you were talking about rest of the world and you said Vietnam is big. And I guess, how does the rest of the world that 23% at year-end sort of mix out, because obviously they were talking about a big reciprocal in Vietnam as well. But, who knows? But where are the big buckets you’ve gone to outside of China?

<A – Jason Lippert – LCI Industries>: Yeah. I think I named them. I mean, it’s Cambodia, Vietnam. India has been pretty significant for us. Turkey has been pretty significant. Those would be some of the bigger. Malaysia, those would be some of the bigger, bigger buckets. We don’t break out by country. It might get to the point down the road where we start doing that. But as of now, we’re not breaking that out.

<Q – Bret Jordan – Jefferies LLC>: Okay. And then, on your – the wholesale volume expectations for the year, I think, you’re still on that 320,000, 350,000. Is there anything – I guess to read into, I guess, it seems like Thor is doing some lay-offs recently, sort of early season production. Is that just sort of moving production around to make their business more efficient on a smaller scale or is that indicating that maybe we’re looking at the lower end of that wholesale shipment range for 2025, just given the consumer uncertainty?

<A – Jason Lippert – LCI Industries>: Yeah. I think, they’re obviously trying to get efficient and optimize their footprint as well. I mean, it’s no secret that this industry in general has a lot of brands and there’s probably a lot of good moves, a lot of OEMs could make there. But, there’s brands that are winning everywhere. Well, there’s brands that are – and some brands that are losing. But Brinkley and Alliance are doing really well for us right now. Forest River’s doing well.

Certainly the Jayco and Keystone brands at Thor doing very well. So [ there’s always winning and losing brands, but at the end of the day, the good thing about LCI as a top supplier is we sell everybody a lot of different products.

<Q – Bret Jordan – Jefferies LLC>: Okay. And then, just one, I guess, question about the $5 billion organic, does that include the Trans/Air and Freedman or are those incremental, I guess? How are we defining organic?

<A – Jason Lippert – LCI Industries>: Of the $5 billion, if you talk about the $5 billion for 2027 target that we put out that does not include acquisitions.

<Q – Bret Jordan – Jefferies LLC>: Okay. Great. Thank you.

<A – Jason Lippert – LCI Industries>: Yeah.

Operator: Our next question comes from Craig Kennison of Baird. Craig, your line is now open. Please go ahead.

<Q – Craig Kennison – Robert W. Baird & Co., Inc.>: Hey. Good morning. Thanks for taking my questions. Mostly just follow-ups, starting with slide 13. Can you share the dollar cost of raw materials and components? We’re just trying to run that math and I don’t want to make a mistake based on the basis points that you’ve provided.

<A – Lillian Etzkorn – LCI Industries>: Yeah. Craig, we don’t break out the material cost. So, I think you can probably extrapolate and back into it from the various data points that we put out there. But, we don’t actually break out material costs.

<Q – Craig Kennison – Robert W. Baird & Co., Inc.>: Yeah. No, no problem. We’ll back into itI just think there’s more room for error when that’s going to happen. And then, on slide 14, can you just remind us of what the 2024 base year operating margin that you’re using as the base for this 85 basis points of margin expansion? I just want to make sure we get that correct.

<A – Lillian Etzkorn – LCI Industries>: Yeah. So, it’s coming off of the operating income percent for 2024. I’m trying to get the full year, I have lots of quarterly data.

<Q – Craig Kennison – Robert W. Baird & Co., Inc.>: I mean 5.8 is, I think the number, I just want to make sure we do it right.

<A – Lillian Etzkorn – LCI Industries>: Yeah. So, it’s off of that and it’s incremental that we’re working towards. What I would caveat with that is to the extent that there are tariffs that we’re not able to mitigate, that obviously would be a headwind. We’re confident that we’re going to be able to mitigate it. But, the 85 basis point is incremental to the 5.8 aligned from last year. And just in terms of how we’re progressing with that and we feel very good in terms of the progress that we’re making towards that cost reduction.

Areas that we’ve been successful already this year in cost reduction achievements include health care. We’ve continued to optimize the footprint and we’ve closed down a few of our facilities. Jason mentioned a couple in his prepared remarks. We’ve also – nothing I wouldn’t say, significant in terms of big numbers. But in terms of, I’d say continuing to right size the business from an FTE perspective, we’ve continued to make improvements there and enhancements and I would say just general efficiencies in our indirect spend which we’ve been putting out pretty focused RFPs in the system. So, overall feel very good that there’s tangible progress on improving our cost structure.

<Q – Craig Kennison – Robert W. Baird & Co., Inc.>: Thanks. And then, I don’t know if this applies to you, but I know the RV industry push for a de-minimis loophole to be closed, which was kind of sourcing components from China that were under $800 and shipping. I don’t know, does that impact your aftermarket business at all? And is that something that you see as a win for your company?

<A – Jason Lippert – LCI Industries>: No. It’s a minimal impact, Craig. I think, the biggest opportunities for us is just continuing to diversify our supply chain and working with our customers to, whether it’s use some of this substitute and use some of these other materials that we have that are sitting here that could push any tariff impact out a ways, but also continuing to work with our customers and our good, better, best strategies and all the different products we have going from a better to a good or a best to a better, gives our OEMs opportunity to impact their BOMs favorably to mitigate some of this.

I think, that’s one of the biggest areas or opportunities our industry has on top of maybe some de-contenting or some things like that which we’ve always talked about doesn’t impact us significantly because our products are all pretty supercritical, they need slideouts and axles and chassis and things like that. They’re not going to take those off and substitute them.

<Q – Craig Kennison – Robert W. Baird & Co., Inc.>: Yeah. And then, maybe one more if I could, Lillian, that’s put you on the spot here for Q2. But, I think you’ve basically said revenue is flat. I’m not sure what the contribution was from acquisitions. But, does it imply that you’re seeing like organic declines in revenue in the second quarter as maybe the RV industry or marine industry adjusts production?

<A – Lillian Etzkorn – LCI Industries>: Not necessarily, at least from an RV perspective. For the second quarter, we’d expect that to continue to be up year-over-year, about 5% on some of the adjacent markets, such as marine continues to be soft. But from the RV OEM perspective, I would expect that would continue to be up modestly year-over-year.

<Q – Craig Kennison – Robert W. Baird & Co., Inc.>: And that’s organic?

<A – Lillian Etzkorn – LCI Industries>: That’s organic. Yeah.

<Q – Craig Kennison – Robert W. Baird & Co., Inc.>: Thank you.

<A – Jason Lippert – LCI Industries>: Thanks, Craig.

<A – Lillian Etzkorn – LCI Industries>: Thanks.

Operator: Our last question comes from Tristan Thomas-Martin of BMO Capital. Tristan, your line is now open. Please go ahead.

<Q – Tristan Thomas-Martin – BMO Capital Markets Corp.>: Hey, good morning.

<A – Lillian Etzkorn – LCI Industries>: Good morning.

<A – Jason Lippert – LCI Industries>: Good morning.

<Q – Tristan Thomas-Martin – BMO Capital Markets Corp.>: Real quick. I’d just follow-up on question RV OEM sales modestly up in 2Q, but is overall organic revenue flat or is that down a little bit adjusting for those acquisitions?

<A – Lillian Etzkorn – LCI Industries>: So, only breaking out the RV at this point. So, RV is up 5%, probably in total, net net, organic is probably pretty flattish when I consider some of the other adjacent markets that we’re in.

<A – Jason Lippert – LCI Industries>: And I’d just say with the caveat, Tristan, that if tariff news doesn’t improve then rates could deteriorate, and that could impact things negatively. But, we just don’t know.

<Q – Tristan Thomas-Martin – BMO Capital Markets Corp.>: Okay. And then, appreciate kind of the initial kind of guidance on tariffs, the 10% to 20%. But rates are much higher than that. Is there kind of a rule of thumb you can give us on, let’s say there’s an incremental 34% on China. How much of that do you think you can offset? And then, what would the net kind of impact call it for every 10% of incremental tariffs be?

<A – Jason Lippert – LCI Industries>: Yeah. I think, again, it’s a difficult question to answer, because we’re just guessing. But, if it does – if it got to 30% or 35%, I think the industry is pretty creative. We’re pretty resilient. There’s lots of levers to pull for both OEMs. All OEMs, dealers and suppliers and we’ve talked pretty thoroughly through the levers that we would pull, but certainly there’d be some level of pass through to mitigate this.

So, I think, between the pass through and the good, better, best strategies, using really pushing the OEMs to utilize some of the excess inventory that we’ve got sitting around that can help push some of these tariffs off, de-contenting and re-contenting units by the OEMs, margin sacrifice by the dealers and OEMs. There are several levers to pull where I think we can mitigate a lot of this.

But certainly, the higher you get up on the tariff number and again, some of that depends on how much we get out of China. We probably will decide to continue to move things out if things remain elevated above 30%. We just would have to. But, as soon as you tell me where the China tariffs are going to be, I can tell you how mitigation and pricing will look to the consumer.

<Q – Tristan Thomas-Martin – BMO Capital Markets Corp.>: It’ll be pretty cool if I can tell you that. One more question. The China 10% exiting 2025, how much of that is a result of permanent kind of production shifts or are there some maybe some pause production kind of embedded in the 2025 estimate?

<A – Jason Lippert – LCI Industries>: Well, I’d say, there’s some pretty permanent production shifts baked into those numbers. So, again, we’re not going to fully pull out until we know what the situation is. I think that they’re going to come up with something that would allow us to – China needs us. We need China, I think, in a lot of respects. So, I think that they’re going to come up with a solution that’s good for both sides or best opportunity for both sides.

So, I don’t see us completely exiting. But, if we have to, we’ve got a line of sight to vendors in the rest of the world that can produce the products that we need, including some of our own factories.

<Q – Tristan Thomas-Martin – BMO Capital Markets Corp.>: Okay. Thank you.

<A – Jason Lippert – LCI Industries>: Thank you.

Operator: We currently have no further questions, so I’ll hand back Jason Lippert, CEO, for closing remarks.
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Jason Douglas Lippert
President, Chief Executive Officer & Director, LCI Industries

Thank you everybody for tuning into the call. It’s certainly been an interesting couple of last months, but we hope to have a lot more clarity on tariffs over the next couple of months and look forward to the next quarter update for you all. Thank you.

Operator: This concludes today’s call. Thank you for joining. You may now disconnect your lines.
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